EXHIBIT 12 - RATIO OF EARNINGS TO FIXED CHARGES


Years ended December 31, 1995, 1996, 1997, 1998 and 1999 and quarter ended April 2, 2000
(IN MILLIONS, EXCEPT RATIOS)
                                                                                                          QUARTER
                                                                                                           ENDED
                                                              YEAR ENDED DECEMBER 31,                      APRIL 2,
                                               1995         1996        1997        1998         1999        2000
                                            ------------ ----------- ----------- ------------ ----------- -----------

Earnings/(loss):
   Earnings/(loss) before income tax
     expense/(benefit) per consolidated
     statement of earnings                     $(201.4)      $31.2     $(191.9)      $(38.9)     $ 13.4      $ (2.1)

Add:
   Interest expense                               52.1        47.4        47.8         57.6        77.4        19.9
   Portion of rent representative of an
     interest factor                              11.7         9.3        10.7         10.5        10.2         2.6
                                            ------------ ----------- ----------- ------------ ----------- -----------

Adjusted earnings/(loss) before income
    tax benefit/ (expense)                    $(137.6)       $87.9     $(133.4)      $ 29.2      $101.0       $20.4
                                            ============ =========== =========== ============ =========== ===========

Fixed charges:
   Interest expense                            $ 52.1        $47.4     $ 47.8        $ 57.6       $77.4       $19.9
   Portion of rent representative of an
     interest factor                             11.7          9.3       10.7         10.5         10.2         2.6
   Capitalized interest                           4.8          5.1        2.6          2.2          3.0          .6
                                            ------------ ----------- ----------- ------------ ----------- -----------

Total fixed charges                            $ 68.6        $61.8     $ 61.1       $ 70.3        $90.6       $23.1
                                            ============ =========== =========== ============ =========== ===========

Ratio of earnings to fixed charges              N/A(a)      1.4(b)      N/A(c)        .4(d)         1.1          .9
                                            ============ =========== =========== ============ =========== ===========



(a) Earnings were insufficient to cover fixed charges by $206.2 million after giving effect to the pre-tax expense for restructuring and other charges of $247.0 million. Excluding the pre-tax restructuring and other charges, the ratio of earnings to fixed charges was 1.6.

(b) In 1996, the Company recorded a pre-tax expense for restructuring and other special charges of $150.0 million ($7.0 million of which was recorded in cost of goods sold). Excluding the pre-tax restructuring and other special charges, the ratio of earnings to fixed charges was 3.8.

(c) Earnings were insufficient to cover fixed charges by $194.5 million after giving effect to the pre-tax expense for restructuring and other charges of $340.0 million ($16.5 million was recorded in cost of goods sold). Excluding the pre-tax restructuring and other charges, the ratio of earnings to fixed charges was 3.4.

(d) Earnings were insufficient to cover fixed charges by $41.1 million after giving effect to the pre-tax expense for restructuring and other charges of $50.0 million. Excluding the pre-tax restructuring and other charges, the ratio of earnings to fixed charges was 1.1.


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